UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2009

ARYx THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33782	77-0456039
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6300 Dumbarton Circle
Fremont, California		94555
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 585-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2009, the Board of Directors (the “Board”) of ARYx Therapeutics, Inc. (the “Company”) adopted an Executive Severance Benefit Plan (the “Plan”) providing for certain severance and change of control benefits, on terms recommended by the Compensation Committee of the Board, to the following named executive officers of the Company:

•                  John Varian, Chief Operating Officer and Chief Financial Officer;

•                  Pascal Druzgala, Ph.D., Senior Vice President and Chief Scientific Officer;

•                  Daniel Canafax, Pharm.D., Vice President and Chief Development Officer; and

•                  David Nagler, Vice President, Corporate Affairs and Secretary.

The Plan provides for the payment of certain benefits to each eligible Plan participant upon a termination by the Company without cause or resignation by the Plan participant for good reason, both in connection with a change of control and not in connection with a change of control, and subject to the Plan participant’s effective release of claims and compliance with the other terms of the Plan. In addition, to be eligible for the benefits under the Plan, each participant must timely execute and return a participation agreement, in the form prescribed by the Plan, pursuant to which the participant agrees to be bound by the terms of the Plan.

The material benefits under the Plan are summarized below:

•      Cash Severance Benefit — Eligible Plan participant shall be entitled to receive a lump sum cash severance benefit in an amount equal to six months of such participants then-current base salary (as defined in more detail in the Plan) following a covered termination or resignation.

•      Continued Group Health Plan Benefits — In the event a Plan participant timely elects continued coverage of a health, dental or vision plan sponsored by the Company under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in connection with a covered termination, the Company will pay the Plan participant’s premiums for COBRA continuation coverage, for up to six months or such earlier date as the Plan participant ceases to be eligible for such coverage.

•      Accelerated Vesting — The vesting and, as applicable, exercisability of all equity awards held by an eligible Plan participant prior to a covered termination or resignation will accelerate with respect to the shares that would have vested and become exercisable under such awards had the Plan participant remained employed by the Company for six months following the date of termination.  However, if the covered termination or resignation occurs within 13 months following a change of control, the Plan participant’s then-outstanding equity awards will become fully vested and exercisable as of the date of such covered termination or resignation.

•      Best After Tax Alternative — If payments made to a Plan participant are deemed to be “parachute payments” that are subject to excise taxes imposed by Section 4999 of the Internal Revenue Code, the Company will calculate which of the following two alternative forms of payment shall be paid to a Plan participant: (i) payment in full of the severance benefits, or (ii) payment of only a part of the severance so that the Plan participant receives the largest payment possible without the imposition of excise taxes.  The payment alternative resulting in the Plan participant’s receipt of the greater amount, on an after-tax basis and notwithstanding that all or some portion of the payment may be subject to the excise taxes, shall be paid to such Plan participant.

The Plan supersedes any and all severance and change of control benefits eligible Plan participants are entitled to pursuant to their existing employment agreements with the Company and otherwise entitled to pursuant to any other agreement, plan, policy or practice maintained or entered into by the Company prior to the adoption of the Plan. Pursuant to the terms of the Plan, the Company will reduce a Plan participant’s severance and change of control benefits, in whole or in part, by the amount of any other severance and change of control benefits, pay in lieu of notice, or other similar benefits payable to the Plan participant by the Company in connection with a covered termination or resignation.

The foregoing description of the Plan is not complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed herewith as Exhibit 10.31 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
10.31+	ARYx Therapeutics, Inc. Executive Severance Benefit Plan.

+              Indicates management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 27, 2009

ARYX THERAPEUTICS, INC.

By:	/s/ David Nagler
David Nagler
Vice President, Corporate Affairs and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.31+	ARYx Therapeutics, Inc. Executive Severance Benefit Plan.

+              Indicates management contract or compensatory plan.